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                                                                    EXHIBIT 10.2

THIS AGREEMENT made as of 1 January 1996



BETWEEN:

          PINNACLE OIL INC.
          -----------------
          a corporation incorporated under
          the laws of the State of Nevada
          1820 - 1095 West Pender Street
          Vancouver, B.C.
          V6E 2M6

          ("Company")

                                                               OF THE FIRST PART
AND:

          GEORGE LISZICASZ
          ----------------
          3390 St. George Street
          Vancouver, B. C.
          V5V 5A6

          ("Liszicasz")

                                                              OF THE SECOND PART
WHEREAS:

A. Liszicasz has a device, referred to herein as the "SFD Device". Among other things, the SFD Device can locate underground geological formations which indicate the presence of Hydrocarbons.

B. Liszicasz has been instrumental in establishing the Company with the intention that the Company will be a vehicle through which the SFD Device's potential to locate promising drilling sites may be exploited.


NOW THIS AGREEMENT WITNESSES that in consideration of the premises the parties covenant and agree as follows:


1.   IDENTIFYING & EXPLOITING PROSPECTS

1.1  Identifying Prospects

     Using the SFD Device, Liszicasz will identify areas respecting which he determines there is a good likelihood that Hydrocarbons will be found thereunder. From time to time Liszicasz will give the Company evaluation reports setting out particulars of such areas ("Prospects").

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                                      -2-

1.2  Dealing with Prospects

     (1) Within 180 days of Liszicasz identifying a Prospect to the Company, the Company will conduct a three-dimensional seismic survey over the Prospect. Such surveys will be conducted according to Liszicasz's instructions and, generally, in accordance with normal standards in the oil and gas industry.

     (2) The Company will acquire a leasehold or similar interest respecting each Prospect unless it is not commercially reasonable to make such an acquisition. The Company will diligently pursue such acquisitions until the Company decides it is not commercially reasonable to complete the acquisition and that the Prospect should be abandoned.

     (3) If the Company decides to abandon a Prospect, it will so inform Liszicasz promptly and deliver up to Liszicasz all SFD Data and Secondary Data relating to the abandoned Prospect. Liszicasz will be free thereafter to acquire a leasehold or other interest in the abandoned Prospect or to sell or otherwise deal with such SFD Data and Secondary Data. Prospects abandoned by the Company will not be counted in calculating identified reserves for the purpose of subsection 1.4(1).

     (4) At the time the Company acquires a leasehold or other interest in a Prospect, it will transfer, or cause to be transferred, to Liszicasz an overriding royalty interest of one percent (1%) in the leasehold or other interest, will cause such interest to be duly registered in Liszicasz's name and will provide evidence of such registration to Liszicasz.

     (5) The Company will not sell, assign, transfer or otherwise dispose of any interest in a Prospect unless:

          (a) the purchaser, assignee, transferee or other recipient ("Joint Venture Co-Owner") gives to Liszicasz a deed acknowledging that Liszicasz owns an overriding royalty interest of one percent (1%) in the Prospect, acknowledging that any interest in the Prospect which the Joint Venture Co-Owner acquires is subject to Liszicasz's said royalty interest and agreeing to observe Liszicasz's rights in respect of Liszicasz's said royalty interest and Liszicasz's rights under this agreement; and

          (b) as consideration for such sale, assignment, transfer or other disposition, the Joint Venture Co-Owner gives the Company covenants and agreements to the effect that the Prospect will be exploited and the Company will be entitled to a portion of the revenue generated by the Prospect.

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                                      -3-

1.3  PERFORMANCE CRITERIA

     As of the end of any Year, Liszicasz will have satisfied at least one of the following two tests:

     (1) Over the term elapsed to that time, Liszicasz will have identified Prospects in respect of which the reserves verified by engineers' reports will be not less than 10 million barrels of oil or Hydrocarbons which have a value equivalent to 10 million barrels of oil in total, per Year of the term then elapsed. For example, this test will have been met at the end of the third Year if the total value of reserves verified at that time exceeds the value of 30 million barrels of oil.

     (2) Liszicasz will have devoted 90 full days of work under this agreement per Year of the term then elapsed. For example, this test will have been met at the end of the third Year if Liszicasz has worked 270 full days in providing services hereunder.

1.4  COMPANY'S RIGHT TO EXCLUSIVITY

     Liszicasz will not, during the term of this agreement, use the SFD Device for the purpose of locating Hydrocarbons except to provide data generated by the SFD Device to the Company. That is, the Company will, during the term of the agreement, have the exclusive right to data about Hydrocarbons generated by the SFD Device.

1.5  COMPANY'S OBLIGATION AS TO EXCLUSIVITY

     Except with the express approval of Liszicasz, the Company will not become involved in any business except acquiring and exploiting Prospects in accordance with this agreement.

1.6  COMPANY HAS NO INTEREST IN THE SFD DEVICE

     Liszicasz is not transferring any interest in the SFD Device to the Company. Subject only to his obligations hereunder, Liszicasz will remain free to deal with his property in the SFD Device and with the data produced by the SFD Device without interference from the Company. The Company will at no time claim any interest in the SFD Device. Whenever requested by Liszicasz, the Company will promptly provide to Liszicasz a certificate in writing and in such form as Liszicasz, acting reasonably, will require confirming that the Company makes no claim to any interest in the SFD Device.
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                                      -4-

1.7  CONFIDENTIALITY

     The Company acknowledges that the value of the SFD Device depends upon secrecy. If others learn how it works, its value will be lost or significantly diminished. The Company will not disclose to any person any information about the SFD Device. Whenever the Company uses or releases any SFD Data or Secondary Data, the Company will observe all reasonable requests made by Liszicasz for the purpose of frustrating others' attempts to determine how the SFD Device works.


2.   LISZICASZ'S RENUMERATION

2.1  ROYALTY

     In consideration for Liszicasz's services hereunder, the Company will ensure that Liszicasz receives an overriding royalty interest of one percent (1%) in all Prospects. It is intended that Liszicasz will receive one percent (1%) of the gross revenue generated by any Prospect.

2.2  ADDITIONAL TO RENUMERATION FOR OTHER SERVICES

     It is expected that the Company will engage Liszicasz's services in other capacities from time to time, whether as an officer, a director, an employee, an independent contractor or otherwise. The Company will pay Liszicasz for such other services separately. The royalty to be received by Liszicasz hereunder will be treated as consideration only for the services expressly provided for in this agreement.

3.   TERM

3.1  INITIAL TERM

     Subject to any extension under section 3.2, the term of this agreement will be five (5) Years commencing 1 January 1996 and ending 31 December 2000.

3.2  EXTENSION

     Approximately 90 days before expiry of the term of this agreement (including the expiry of an extension under this section 3.2), the parties will negotiate in good faith for the extension of the term of this agreement. If an agreement to extend the term is reached:

     (1) where the extension is for one Year (or, in the case of a second or subsequent extension, a further one Year) and no other term or condition of the agreement is altered, such agreement to renew may be oral or written; but
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     (2)  where the extension is for any period other than one Year or any material term or condition of this agreement is varied, the renewal agreement will be made in writing and signed by both parties.

4.   INTERPRETATION/GENERAL

4.1  GOOD FAITH

     The Company will exercise the utmost good faith in its dealings with Liszicasz hereunder. Without limitation:

     (1) The Company will faithfully observe its obligation to keep all information about the SFD Device confidential.

     (2) The Company will faithfully report to Liszicasz, fully and accurately, all information which relates to or which may affect any Prospect or Liszicasz's royalties arising hereunder.

     (3) The Company will not, by any means, attempt to circumvent the parties' intentions herein. For example, the Company will not give to any Person any SFD Data or any Secondary Data except with Liszicasz's written consent.

4.2  LIBERAL INTERPRETATION

     This agreement will be construed so as to give effect to the parties' intention that Liszicasz should receive one percent (1%) of all revenues which may result, in the widest sense, from the services he provides to the Company under this agreement.

4.3  DEFINITIONS

     In this agreement, where the context permits:

     (1) "Hydrocarbons" means all petroleum, natural gas and related hydrocarbons and includes any other substances of value, whether gases, fluids or solids and whether hydrocarbons or not, rights to which are customarily included in oil and gas leases.

     (2) "Person" includes an individual, partnership, corporation, unincorporated association, society, government or any agency or department thereof, trust, and the successors, assigns, personal representatives or other legal representatives of such person or other entity to which, according to the context, the provision in question should reasonably apply.
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     (3)  "Secondary Data" means any information acquired by the Company about the location of Hydrocarbons where the Company uses SFD Data in acquiring such information including, without limitation, results of seismic surveys and evaluations, geological/geophysical reports, well logs, etc.

     (4) "SFD Data" means information which Liszicasz gives to the Company under this Agreement.

     (5) "SFD Device" means a device, invented by Liszicasz, known as a `stress field detector'.

     (6)  "Year" means a calendar year.

4.4  LAW OF B.C.

     This agreement will be governed by and construed in accordance with the laws of British Columbia. Any dispute hereunder will be resolved in the Courts of the Province of British Columbia and the parties will, for such purposes, attorn to the jurisdiction of those Courts.

4.5  LAYOUT OF THIS AGREEMENT

     The division of this agreement into separate parts, sections, subsections, paragraphs, and schedules, and the insertion of headings are for convenience only and will not affect the interpretation of this agreement.

4.6  SEVERABILITY

     If any provision of this agreement or the application to any Person or circumstances to any extent is held to be invalid or unenforceable, the remainder of this agreement or the application of such provision or portion thereof to any other Person or circumstances will not be affected thereby. Each provision of this agreement will be valid and enforceable to the fullest extent permitted by law.

4.7  NO IMPLIED WAIVERS

     This agreement may be amended or modified from time to time only by written agreement of the Company and Liszicasz. For greater certainty, because of the close connection between them, the parties may not always insist on strict observance of the terms of this agreement. Either party may, at any time, insist upon the other strictly performing that other party's obligations hereunder notwithstanding any such pattern of relaxation in previous dealings between them.

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4.8  Enurement

     This Agreement will enure to the benefit of and be binding on the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the time and date first above written.



The CORPORATE SEAL of         )
PINNACLE OIL INC.             )
hereunto affixed in the       )
presence of:                  )
                              )
                              )                       c/s
[SIGNATURE ILLEGIBLE]         )
---------------------------   )
authorized signatory          )
                              )
___________________________   )
authorized signatory          )



SIGNED, SEALED and DELIVERED  )
by GEORGE LISZICASZ           )
in the presence of:           )
                              )
/s/ K. Williams               )
---------------------------   )
witness                       )

KIM WILLIAMS/OFFICE MANAGER   )               /s/ George Liszicasz
---------------------------   )               -----------------------------
print name/occupation         )               George Liszicasz

2 - 388 W. 10TH AVE           )
---------------------------   )
address                       )

VANCOUVER, BC VSY 153         )
---------------------------   )
address                       )